Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS FISCAL JULY SALES RESULTS

Minneapolis, MN, August 9, 2007 – Christopher & Banks Corporation (NYSE: CBK) today reported fiscal July sales results.

For the five-week period ended August 4, 2007, total sales were $53.8 million compared to $49.6 million for the five-week period ended July 29, 2006.  July same-store sales for the five weeks ended August 4, 2007 are compared to the five-week period ended August 5, 2006.  On this basis, same-store sales for the five-week period ended August 4, 2007 increased 4%.  Total sales for the five fiscal months ended August 4, 2007 were $249.0 million compared to $235.5 million for the five fiscal months ended July 29, 2006.  Same-store sales for the twenty-two weeks ended August 4, 2007 declined 1% compared to the corresponding twenty-two week period ended August 5, 2006.  As of August 4, 2007, the Company operated 804 stores compared to 743 stores as of July 29, 2006.

Matt Dillon, President and Chief Executive Officer, commented, “July same-store sales, which were driven by an increased level of promotional activity, were in line with our expectations.”

Financial Outlook

The Company continues to anticipate a low single digit increase in second quarter same-store sales.  Given the heightened promotional activity in the women’s specialty retail sector, the Company currently expects earnings for the second quarter to track at or near the low end of its previously stated guidance of $0.11 to $0.12 per diluted share.

The Company also announced that it repurchased 186,100 shares of its common stock in July under its current $20 million repurchase program.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  The Company currently operates 804 stores under the names Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 529 Christopher & Banks stores, 237 C.J. Banks stores and 38 Acorn stores.

This release contains forward-looking statements regarding (i) the Company’s anticipated low single digit increase in second quarter same-store sales and (ii) the Company’s expected second quarter fiscal 2008 earnings per diluted share. The achievement of such results is subject to certain risk factors and uncertainties and actual results may differ materially from those projected.  Such risk factors include, but are not limited to unfavorable weather conditions in the markets we serve, adverse changes in general economic and market conditions, shifts in consumer tastes and spending habits that result in decreased sales, failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing our growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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